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                                 PROMISSORY NOTE


Brandywine Operating Partnership, L.P.                Dated:   March 7, 1997
16 Campus Boulevard
Newtown Square, PA   19073                            at:      Newtown Square


         to

Horsham Valley, Inc.
130 Buck Road
Suite 130
Holland, PA  18966


                  FOR VALUE RECEIVED without defalcation, the undersigned Brandywine Operating Partnership, L.P. having its principal place of business at the above address (hereinafter called the "Maker"), does hereby promise to pay to the order of HORSHAM VALLEY, INC. (hereinafter called the "Holder'), at the office of said Holder unless otherwise directed by the Holder, the sum of Three Hundred and Sixty Nine Thousand One Hundred and Sixty Six Dollars, lawful money of the United States of America, said sum shall be payable without interest upon demand of the Holder on or after the earlier of (a) March 1, 1998 or (b) the date on which a building permit is issued by Horsham Township enabling the Maker (or its affiliates) to commence construction on Phase II (the second Building) on Parcel 8, Horsham Business Center, as contemplated presently by Maker and as referred to in that certain Agreement of Sale under which this Note forms a portion of the purchase price paid by Maker, as Buyer, to Holder, as Seller, for the acquisition of the said Parcel 8.

                  In the event that this Note shall not be paid on demand of Holder, then execution may immediately issue from any County Court in the Commonwealth of Pennsylvania for the collection of the same, including a reasonable attorney's fee for collection.

                  This Note has been made and is to be paid in the Commonwealth of Pennsylvania and the rights, duties, and obligations of the parties hereunder shall be governed by references tot he laws of that Commonwealth. Maker consents to the jurisdiction of the Courts of Common Pleas of Chester County, Commonwealth of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking and irrevocably agrees to service of process by certified mail, return receipt requested, postage prepaid, to its address set forth herein or such other address of Maker as is set forth in Holder's records.

                  The Maker does hereby authorize and empower the Prothonotary, Clerk of Court or any Attorney of any Court of Record of Pennsylvania or elsewhere to appear for and to confess judgment against it and in favor of said


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Holder, its successors or assigns, as of any term, past, present or future, with or without declaration or to sign for the Maker an amicable action or actions and confess a judgment therein against the Maker. The judgment shall be for the debt evidenced by this Note and all other sums that additionally become payable should Holder institute legal process to recover the proceeds hereof, including interest at the legal rate and attorney's fees of five (5%) percent of the amount unpaid. The sums owning may be established by Affidavit evidencing the amount thereof signed by Holder (or any successor or assign of Holder) and such Affidavit shall be sufficient proof thereof.

                  The Holder may issue or cause to be issued an execution or executions and the Maker hereby releases all errors and waives inquisition and condemnation as to any property levied upon by virtue of any such execution and waives all exemption from levy and sale of any property, which now is or hereafter may be exempt under any law except with respect to, and to the extent that, any such property is pledged to or secured in favor of a third party. Maker acknowledges that by agreeing to this confession of judgment Maker waives the right to notice and a prior judicial proceeding to determine its rights and liabilities and acknowledges that Holder may on default obtain a judgment against Maker hereunder without Maker's prior knowledge or consent and without Maker's opportunity to raise any defense, set-off, counterclaim, or other claim Maker may have and that maker waives such rights as an explicit and material part of the consideration bargained for between Holder and Maker. The authority granted herein to confess judgment shall not be exhausted by any exercise thereof but shall continue from time to time and at all times until payment in full of all amounts due hereunder.

                  Maker agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Holder. Maker and any endorsers, sureties, and guarantors hereby consent to any and all extensions of time, renewals, waivers or modifications that may be granted by Holder with respect to the payment or other provisions of this Note.

                  Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

                  Maker irrevocably as an independent covenant waives a jury trial and the right thereto in any action or proceeding between Maker and Holder, whether hereunder or otherwise.

                  Whenever used, the singular number shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the word "Holder" and "Maker" shall be deemed to include the

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respective heirs, personal representatives, successors and assigns of Holder and
Maker.

                                       Maker:

                                       Brandywine Operating Partnership, L.P.


                                       By: Brandywine Realty Trust

                                       By: /s/  Anthony A. Nichols, Sr.
                                           ----------------------------
                                                    Chairman


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